Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Completes Merger with MidWestOne Financial Group, Inc.

GREEN BAY, WI, February 17, 2026– Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) completed its merger with MidWestOne Financial Group, Inc., (“MidWestOne”), as a result of which, MidWestOne merged with and into Nicolet, with Nicolet being the surviving corporation. MidWestOne Bank will operate as a division of Nicolet National Bank until the planned system conversion in August 2026. At that time, all 50+ MidWestOne locations will transition to the Nicolet brand and digital banking platform, expanding Nicolet’s presence in Iowa, the Twin Cities, Western Wisconsin, and Denver.

Based on initial financial data, the addition of MidWestOne added approximately $6 billion in assets to increase Nicolet’s total assets to approximately $15 billion. Total loans of the combined company will increase to approximately $11 billion and total deposits will increase to approximately $13 billion.

Mike Daniels, Chairman, President, and CEO of Nicolet, said, “The completion of this merger represents an important milestone in Nicolet’s disciplined growth strategy. MidWestOne is a strong cultural and strategic fit, and this combination enhances our ability to serve customers across our expanded footprint while maintaining the local decision making that defines our model of shared success.”

Following the closing, four members of MidWestOne’s former Board of Directors (Tracy McCormick, Carl Chaney, Janet Godwin, and Matthew Hayek) will join eight existing members of Nicolet’s and Nicolet National Bank’s Board of Directors (Mr. Daniels, Robert Atwell, John Dykema, Donald Long, Jr., Pierce Smith, Susan Merkatoris, Glen Tellock, and Robert Weyers).

ABOUT NICOLET BANKSHARES, INC. Nicolet Bankshares, Inc. is a bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Michigan, Minnesota, and Iowa. More information can be found at www.nicoletbank.com.

Investor Relations & Media Contacts:

Nicolet:	Mike Daniels, Chairman, President & CEO
Jeff Gahnz, SVP-Marketing & Public Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com
Email: jgahnz@nicoletbank.com
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